Exhibit 5

Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway | New York, NY 10036 | tel 212.858.1000 | fax 212.858.1500

June 4, 2010

PSEG Power LLC
80 Park Plaza – T25
Newark, New Jersey 07102-4194

Ladies and Gentlemen:

We are acting as counsel for PSEG Power LLC, a Delaware limited liability company (the “Company”), and PSEG Fossil LLC, a Delaware limited liability company, PSEG Nuclear LLC, a Delaware limited liability company, and PSEG Energy Resources & Trade LLC, a Delaware limited liability company (collectively, the “Subsidiary Guarantors”), in connection with the Registration Statement on Form S-4 filed on June 4, 2010 by the Company and the Subsidiary Guarantors with the Securities and Exchange Commission (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of up to $300,000,000 principal amount of the Company’s 2.50% Senior Notes due 2013 and up to $406,004,000 principal amount of the Company’s 5.125% Senior Notes due 2020 (collectively, the “Exchange Notes”) and of guarantees by the Subsidiary Guarantors with respect to the Exchange Notes (the “Subsidiary Guarantees”). The Exchange Notes and the Subsidiary Guarantees will be issued under an Indenture dated as of April 16, 2001, as amended and supplemented by the First Supplemental Indenture dated as of March 13, 2002 (collectively, and including the terms of the Exchange Notes and the Subsidiary Guarantees set forth in Officer’s Certificates issued pursuant thereto, the “Indenture”) among the Company, the Subsidiary Guarantors and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”).

We have reviewed the Registration Statement and such other agreements, documents, records, certificates and other materials, and have reviewed and are familiar with such limited liability company proceedings and have satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for this opinion. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons. We have also assumed that the Indenture has been duly authorized, executed and delivered by the Trustee.

PSEG Power LLC
June 4, 2010

On the basis of the foregoing and the assumptions set forth below, and subject to the other qualifications and limitations set forth herein, we are of the opinion that, when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the Registration Statement, the Indenture and the authorization thereof by the Company’s Board of Directors (and its designees), (a) the Exchange Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and (b) the Subsidiary Guarantee of each Subsidiary Guarantor will constitute a valid and legally binding obligation of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms.

This opinion is subject to and limited by the effect of (a) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any proceeding therefor may be brought.

We have assumed that at or prior to the time of the issuance of the Exchange Notes, the Registration Statement, including any amendments thereto, will be effective under the Act, the Indenture will have been duly qualified under the Trust Indenture Act of 1939, the Company’s Board of Directors (and its designees) shall not have rescinded or otherwise modified the authorization of such issuance and the Board of Directors of each Subsidiary Guarantor shall not have rescinded or otherwise modified the authorization of the Subsidiary Guarantees.

This opinion is limited to the Limited Liability Company Act of the State of Delaware and the law of the State of New York, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Pillsbury Winthrop Shaw Pittman LLP